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                                                                    EXHIBIT 10.2

                                 AIRCRAFT LEASE

         By this Aircraft Lease TALBOTT AVIATION, INC., a Texas corporation ("Lessor"), whose address is P.O. Drawer 1416, Snyder, Texas 79550, leases to PATTERSON ENERGY, INC., a Delaware corporation ("Lessee"), whose address is P.O. Box 410, Snyder, Texas 79550, the aircraft described below, on the following terms and conditions:

         1. Description of Aircraft. The property leased under this agreement is a 1981 Beech King-Air 90 airplane, manufacturer's serial No. LA-121 and Department of Transportation, Federal Aviation Administration No.
N182CA.

         2. Term of Lease. The term of this Lease is for a period of one (1) year, commencing as of January 1, 1999 and terminating on December 31, 1999.

         3. Rental Payments. Lessee agrees to pay Lessor as rent for the use of the aircraft a total sum of $9,200.00 per month, payable in advance on the first day of each month during the term of this Lease, beginning January 1, 1998.

         Rental payments shall be made at Lessor's address as set forth above or at any other place that may be designated by Lessor or its assignees. Any rental payment not made by Lessee within ten (10) days of its due date shall by subject to a late charge of five percent (5%) of the amount not paid when due for each ten days the amount remains unpaid.

         4. Delivery of Aircraft. Lessor agrees to deliver the aircraft to Lessee at Scurry County Airport, Snyder, Texas. At delivery to Lessee on January 1, 1998, the aircraft shall be in an airworthy condition and registered in the name of Lessor with the Secretary of Transportation, pursuant to Section 1401, Title 49 of the United States Code, and shall be covered by a Certificate of Airworthiness issued by the Federal Aviation Administration.

         5. Maintenance. During the term of the Lease, Lessee shall at its own expense maintain the aircraft, including the airframe, engines, propellers, instruments, equipment, appliances, and accessories in fully operable condition, and in compliance with all applicable maintenance and safety requirements of the Federal Aviation Administration and the Federal Aviation Administration approved 1981 Beech King-Air airplane maintenance manual (the "Maintenance Manual"). All maintenance and repair work shall be performed by personnel duly certified to perform such work by the Federal Aviation Administration. Work shall be in accordance with minimum standards of the Federal Aviation Administration and in accordance with standards set forth in the Maintenance Manual.

Dated this 20th day of December, 1998.

LESSOR:                                               LESSEE:

TALBOTT AVIATION, INC.                                PATTERSON ENERGY, INC.

  /s/ CLOYCE A. TALBOTT                                /s/ GLENN PATTERSON
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CLOYCE A. TALBOTT, PRESIDENT                          GLENN PATTERSON, PRESIDENT